QuickLinks -- Click here to rapidly navigate through this document

Exhibit 18.1

March 16, 2009

Protection One, Inc.
1035 N. 3rd, Suite 101
Lawrence, KS 66044

Dear Sirs/Madams:

        We have audited the financial statements of Protection One, Inc. as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 16, 2009, which expresses an unqualified opinion and includes an explanatory paragraph concerning the change in the amortization method and estimated useful life used to account for the Multifamily Customer Accounts asset. Note 2 to such financial statements contains a description of your adoption during the year ended December 31, 2008 of the change in the amortization method and estimated useful life used to account for the Multifamily Customer Accounts asset. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP

Kansas City, Missouri

QuickLinks

  Exhibit 18.1